UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report: (Date of earliest event reported): April 9, 2009
Chico’s FAS, Inc.
(Exact Name of Registrant as Specified in its Charter)
Florida
(State or Other Jurisdiction of Incorporation)

0-21258	59-2389435

(Commission File Number)	(IRS Employer Identification No.)

11215 Metro Parkway, Fort Myers, Florida	33966

(Address of Principal Executive Offices)	(Zip code)
(239) 277-6200
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SIGNATURES

Item 1.01 Entry Into Material Definitive Agreement.
     As previously disclosed in its Form 8-K filing on January 8, 2009, Chico’s FAS, Inc. (the “Company”) entered into an oral consulting agreement with Verna K. Gibson, a member of the Board of Directors of the Company. Pursuant to the oral agreement, Ms. Gibson agreed to provide consulting services for a period of three months pertaining to areas of the Company’s operations, including merchandising, in which she has background and expertise. In connection therewith, the Company agreed to make three monthly payments of $30,000 to Ms. Gibson. On April 9, 2009, the Company verbally agreed to extend the term of the oral consulting agreement for a period of 3 additional months to allow Ms. Gibson to continue her work with the Company’s three brands. With this extension of the agreement, the Company will make three additional monthly payments of $30,000 to Ms. Gibson.
     As a result of the extension of the oral consulting agreement, Ms. Gibson will no longer be considered an independent member of the Company’s Board of Directors as prescribed by the Company’s Corporate Governance Guidelines and the listing standards of the New York Stock Exchange (“NYSE”). The Company will remain in compliance with its Corporate Governance Guidelines as well as the listing standards of the NYSE, however, as 75% of its Board of Directors is still deemed to be composed of independent directors.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHICO’S FAS, INC.
Date: April 15, 2009	By:	/s/ Kent A. Kleeberger
Kent A. Kleeberger, Executive Vice President —
Chief Financial Officer and Treasurer

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